Exhibit 99.1
     Press Release
FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan Senior Executive Vice President Chief Financial Officer (631) 537-1001, ext. 7255
BRIDGE BANCORP, INC.
REPORTS FOURTH QUARTER AND YEAR END 2010 RESULTS
Increases in Income, Loans, and Deposits

(Bridgehampton, NY — January 25, 2011) Bridge Bancorp, Inc. (NASDAQ®: BDGE), the parent company of The Bridgehampton National Bank, today announced fourth quarter and year end results for 2010. Highlights for the quarter and the year include:

•	Net income of $2.4 million or $0.38 per share for the quarter, 9% higher than 2009 and $9.2 million or $1.45 per share for the year, a 3% increase from the $1.41 recorded for 2009.
•	Returns on average equity and assets for 2010 of 15.31% and 0.94%, respectively.
•	Net interest income increased $1.6 million for the year, with a net interest margin of 4.22%.
•	Total assets of $1.0 billion at year end, 15% higher than the end of 2009.
•	Loan growth of 13% with loans exceeding $500 million at year end.
•	Deposits increased 16% totaling over $900 million at year end, with 26% in demand deposits.
•	Continued solid asset quality metrics and an increased allowance for loan losses.
•	Tier 1 Capital increased by $5.6 million or 7.6% from December 2009.
•	Opened the Bank’s 19th branch, in Deer Park, New York.
•	Expanded the Dividend Reinvestment Plan and declared a quarterly dividend of $.23 per share.

“The Company reached several significant milestones during 2010: we celebrated our 100th anniversary, eclipsed $1.0 billion in assets and $500 million in loans, and opened 3 new branches. More importantly, we continue to deliver on our community banking mission, serving new and existing customers, building relationships and supporting the local market. At the same time, our financial results and related returns are again near the top of the industry in performance,” commented Kevin M. O’Connor, President and Chief Executive Officer of Bridge Bancorp, Inc.
“The ability to produce results while simultaneously expanding the franchise and enhancing our already rigorous risk management culture, reflects the underlying strength and agility of the core franchise. While it appears that the economy is improving, we remain cautious about sustaining this positive momentum, and hope for continued progress on the employment front,” continued Mr. O’Connor.
Net Earnings and Returns
Net income for the fourth quarter was $2.4 million or $0.38 per diluted share, 9% higher than the 2009 fourth quarter. For the year, net income was $9.2 million or $1.45 per diluted share, an increase of 3% over prior year results. These results reflect growth in both net interest and non-interest income and lower levels of provisions for loan losses. Revenue growth was partially offset by higher operating costs.
A higher level of interest earning assets offset the decline in net interest margin, resulting in growth in net interest income for the quarter and the year. During 2010, average earning assets increased by 17% or $130.5 million, while the net interest margin of 4.22% declined from 4.69% in 2009. The 2010 fourth quarter reflects a similar trend: higher average earning assets, but a lower margin of 4.26% compared to 4.37% in 2009. The decline in net interest margins reflect the full year impact of the $16 million of Cumulative Convertible Trust Preferred Securities (the “TPS”) issued in the fourth quarter of 2009, continued low market rates and strong deposit growth. Throughout 2010, deposit growth generally exceeded loan demand and a higher percentage of assets were invested in lower yielding short term investments; this trend reversed in late 2010, as loans grew to over $500 million and replaced maturing securities.
Fees for other customer services were higher for the quarter and the year, and title fee income declined $31,000 for the quarter, and increased $0.2 million for the year. The provision for loan losses was $3.5 million for the year and $0.9 million for the fourth quarter, representing lower levels in both periods compared to 2009.
Increased operating expense is attributable to additional compensation costs related to staff for the new branches, support functions and lending personnel to manage the larger loan portfolio. Other expenses were also impacted by the expansion of branches and costs associated with infrastructure improvements, marketing and a fraud loss related to our merchant services business.

Balance Sheet and Asset Quality
The total assets of $1.03 billion at December 31, 2010, were 15% higher than last year and average assets increased over 17% in 2010, as deposit growth in both new and existing branches provided funding for investment and lending. Although lending opportunities were limited and funds were deployed into lower yielding investment securities for most of 2010, loans increased $24 million during the fourth quarter, an annualized growth rate of approximately 21%. As a result, average loan growth for the year was 6% as compared to 13% measured by the change in loan balances from December 31, 2009 to December 31, 2010. Loan activity reflects numerous factors including the economy, customer risk appetites, their financial condition and the impact of competitive forces.
“Our opportunities to compete for strong lending relationships have increased with the expansion of our branch footprint, the addition of experienced loan officers, and greater demand in existing markets. However, we remain committed to the conservative underwriting standards and historic practices of the organization. This strategy should continue to allow us to build our loan portfolio as part of a full service banking relationship,” commented Mr. O’Connor.
Non-performing assets at December 31, 2010 were $6.7 million, a decline of $2.2 million from the prior quarter and are $0.8 million higher than the end of last year. During the fourth quarter, a $2.1 million non performing loan with substantial collateral was repaid in full including all interest and fees. Substantially all remaining nonperforming assets are collateralized by real estate, and aggregate only 1.33% of total loans, a level substantially below our peer group. Additionally, $4.7 million of the non performing assets continue to represent restructured relationships, where the borrowers are complying with the modified terms and currently making payments. Overall credit quality of the loan portfolio remains sound, as delinquencies at December 31, 2010 were lower than 2009 and remain manageable. The loan loss provisions recorded this quarter and in 2010 exceeded net charge-offs. Accordingly, the allowance for loan losses grew to $8.5 million from $6.0 million at December 31, 2009, boosting the overall allowance to 1.69% of the outstanding loan portfolio from the prior year level of 1.35%.
“Our underwriting standards focus on cash flow, collateral and character and continue to positively impact credit risk management. Local market knowledge and understanding of property values has also minimized losses. We recognize the challenges inherent in the foreclosure process and the potential opportunities to sell distressed loans. However, we believe the prudent strategy for our current problem loans is to continue working with our customers to develop options to minimize potential exposure,” commented Mr. O’Connor.
Total deposits have increased by $123.5 million or 16% to $917.0 million at December 31, 2010. Demand deposits remain a significant source of funding, representing over 26% of deposits. Deposit growth occurred in all markets and during 2010, core deposits, identified as retail and commercial deposits, increased 14% or $90.2 million to $722.1 million.

“We believe in our mission as community bankers with a relationship model focusing on the value of core deposits for funding, and pricing stability. Deposit generation remains a key driver of long term profitability, creating a substantial portion of our franchise value. Our ability to successfully add value by expanding our banking brand while strengthening our presence in existing markets is a primary focus of this organization,” remarked Mr. O’Connor.
Stockholders’ equity grew fueled primarily by net earnings and the Company remains “well-capitalized” as its related capital ratios for the Bank and holding company are substantially above regulatory minimums. “The additional capital, raised in connection with the TPS, along with the funds raised through our dividend reinvestment plan continues to position us well for additional growth and expansion,” commented Mr. O’Connor.
Opportunities and Challenges
“Despite the improved tenor and mood of businesses and consumers in 2010, no one appears confident that we are returning anytime soon to the halcyon days of a few years ago. The impact of sustained unemployment approaching 10%, coupled with the negative wealth effects from lower real estate values, continues to dampen confidence as well as the future outlook for a robust recovery. This economic environment has been our reality for the past four years. During this time we have continued to deliver strong results, grow our business, enhance the control environment and provide returns to our shareholders.
As we look to 2011 and beyond, we are committed to continue building on our achievements as we seek new opportunites. The challenges will be different: higher interest rates, increased regulation and new or different competitors. We believe strongly in our community banking model, our people and most importantly, the resiliency of American businesses and consumers to continue to evolve and develop new paths to success in an ever changing economic landscape,” noted Mr. O’Connor.
About Bridge Bancorp, Inc.
Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank. Established in 1910, the Bank, with assets of approximately $1.0 billion, and a primary market area of the North and South Forks of Eastern Long Island, extending westward into Brookhaven and Babylon Towns, operates 19 retail branch locations. Through this branch network and its electronic delivery channels, it provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract. Bridge Investment Services offers financial planning and investment consultation.
The Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

The Annual Meeting of Bridge Bancorp, Inc. shareholders will be held on Friday, May 6, 2011 at 11:00 a.m., in the Community Room, The Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, NY.
Please see the attached tables for selected financial information.
This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects, “ “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.
Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines, changes in real estate values and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Condition (unaudited)
(In thousands)

	December 31,	December 31,
	2010	2009
ASSETS
Cash and Cash Equivalents	$22,918	$34,147

Securities Available for Sale, at Fair Value	323,539	306,112
Securities Held to Maturity	147,965	77,424

Total Securities	471,504	383,536

Securities, restricted	1,284	1,205

Loans	504,060	448,038
Less: Allowance for Loan Losses	(8,497)	(6,045)

Loans, net	495,563	441,993

Premises and Equipment, net	23,683	21,306
Accrued Interest Receivable and Other Assets	13,504	15,070

Total Assets	$1,028,456	$897,257

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand Deposits	$239,314	$212,137
Savings, NOW and Money Market Deposits	544,470	440,447
Other Time Deposits	69,709	67,553
Certificates of Deposit of $100,000 or more	63,500	73,401
Total Deposits	916,993	793,538

Federal Funds Purchased and Repurchase Agreements	21,370	15,000
Junior Subordinated Debentures	16,002	16,002
Other Liabilities and Accrued Expenses	8,371	10,862

Total Liabilities	962,736	835,402

Total Stockholders’ Equity	65,720	61,855

Total Liabilities and Stockholders’ Equity	$1,028,456	$897,257

Selected Financial Data:

Capital Ratios
Total Capital (to risk weighted assets)	13.7%	14.5%
Tier 1 Capital (to risk weighted assets)	12.4%	13.4%
Tier 1 Capital (to average assets)	7.9%	8.6%

Asset Quality
Non-performing loans	$6,725	$5,891
Real estate owned	—	—

Non-performing assets	$6,725	$5,891

Non-performing loans/Total loans	1.33%	1.31%
Allowance/Non-performing loans	126.35%	102.61%
Allowance/Total loans	1.69%	1.35%

BRIDGE BANCORP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (unaudited)
(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009

Interest Income	$11,767	$10,754	$44,899	$43,368
Interest Expense	1,833	2,024	7,740	7,815

Net Interest Income	9,934	8,730	37,159	35,553
Provision for Loan Losses	900	950	3,500	4,150

Net Interest Income after Provision for Loan Losses	9,034	7,780	33,659	31,403

Other Non Interest Income	1,243	1,188	5,027	4,742
Title Fee Income	286	317	1,103	903
Net Securities Gains	—	—	1,303	529

Total Non Interest Income	1,529	1,505	7,433	6,174

Salaries and Benefits	4,052	3,370	15,978	14,084
Other Non Interest Expense	3,170	2,792	11,901	10,681

Total Non Interest Expense	7,222	6,162	27,879	24,765

Income Before Income Taxes	3,341	3,123	13,213	12,812
Provision for Income Taxes	936	912	4,047	4,049

Net Income	$2,405	$2,211	$9,166	$8,763

Basic Earnings Per Share	$0.38	$0.35	$1.45	$1.41

Diluted Earnings Per Share	$0.38	$0.35	$1.45	$1.41

Selected Financial Data:

Return on Average Total Assets	0.94%	1.02%	0.95%	1.06%
Return on Average Stockholders’ Equity	15.31%	15.42%	15.29%	15.58%
Net Interest Margin	4.26%	4.37%	4.22%	4.69%
Operating Efficiency	60.92%	58.47%	62.32%	58.44%
Operating Expense as a % of Average Assets	2.81%	2.83%	2.87%	3.00%